Exhibit 5

October 16, 2008

Planet Beach Franchising Corporation
5145 Taravella Road, Marrero
Louisiana 70072

Re:	Registration Statement on Form S-1 (the “Registration Statement”) of Planet Beach Franchising Corporation

Ladies and Gentlemen:

We have served as special U.S. securities counsel to Planet Beach Franchising Corporation, a Nevada corporation (the “Corporation”) in connection with the preparation and filing with the United States Securities and Exchange Commission of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the self-underwritten initial public offering by the Corporation of up to 6,000,000 shares of the Corporation’s common stock, par value $0.0001 (the “Securities”), at an offering price of $0.50 per share.

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined originals or copies of the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, the form of subscription agreement to be used in connection with the offering, and minutes, resolutions and other records of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation. As to all questions of fact material to these opinions, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Corporation or governmental officials. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

Based upon the foregoing, we are of the opinion that the Securities to be offered by the Corporation will be, upon issuance thereof in the manner contemplated by the Registration Statement, legally issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Nevada and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Thelen LLP THELEN LLP